Exhibit 99.1

PRESS RELEASE

   For More Information Call:

   Michael A. Feder                For Release December 1, 1995
   Acting President


     INTERNATIONAL RESEARCH AND DEVELOPMENT CORPORATION

     International Research and Development Corporation's subsidiary, Medical Surgical Specialties, Ltd. ("MSS"), has closed the separate sales of its two divisions thereby completing the divestiture of substantially all of MSS's assets. The primary business of MSS was the reconditioning of fiberoptic and surgical medical products (the "Fiberoptics Division") and the distribution of specialty products to aid disabled individuals (the "Door-Aid Division).

     The sales were consummated pursuant to previous orders of the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). The cash proceeds of the sales (approximately $625,000 in the aggregate) were used to reduce outstanding indebtedness to Michigan National Bank which indebtedness is secured by liens on the assets which were sold. After the application of such payment, MSS and its parent, International Research and Development Corporation, remain jointly indebted to Michigan National Bank in an amount not less than $10 million.

     International Research and Development Corporation no longer has an interest in any operating business.

     International Research and Development Corporation intends to file a liquidating plan on behalf of itself and its subsidiaries with the United States Bankruptcy Court for the District of Delaware which will dispose of all remaining assets. International Research and Development Corporation does not presently expect any distribution to be made to any unsecured creditor or equity security holder.